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                                              Exhibit 11.1


                                QUESTRON TECHNOLOGY, INC.
              EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                          FOR THE YEAR ENDED DECEMBER 31, 1996



                                                                       1996
                                                                   ------------
Average number of shares of common stock outstanding
   during the year                                                    1,535,484

Assumed exercise of dilutive stock options and warrants, based on the treasury method of accounting using the year-end market price per share of the Registrant's
   common stock                                                           3,564
                                                                     ----------

Fully diluted average number of shares of common
   stock and common stock equivalents outstanding
   during the year                                                    1,539,048
                                                                     ==========

Net income (loss) available to common shareholders                   $  549,452
                                                                     ==========

Net income (loss) per common share                                   $      .36
                                                                     ==========


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